EXHIBIT 8.1

Lindquist & Vennum PLLP
4200 IDS Center
80 South Eighth Street
Minneapolis, Minnesota 55402

March 30, 2004

Midwest Investors of Renville, Inc.
Golden Oval Eggs, LLC
340 Dupont Avenue NE
Renville, MN 56284

Ladies and Gentlemen:

We have acted as legal counsel to Midwest Investors of Renville, Inc., a Minnesota cooperative (d.b.a. “Golden Oval Eggs”) in connection with certain aspects of its proposed conversion from a Minnesota cooperative association (the “Cooperative”) to a Delaware limited liability company (the “LLC”) to be known as Golden Oval Eggs, LLC.  As such, we have participated in the preparation and filing with the Securities and Exchange Commission under the Securities Act of 1933, as amended, of a Registration Statement on Form S-4 (SEC Registration No. 333-112533) relating to the proposed conversion (the “Registration Statement”), Pre-effective Amendment No. 2 to which is being filed on the date hereof by the LLC.

You have requested our opinion as to certain matters of federal tax law that are described in the Registration Statement.  We are assuming that the conversion will be consummated as described in the Registration Statement and we have examined the Registration Statement and such other documents as we have deemed necessary to render our opinion expressed below.

Based on the foregoing, it is our opinion that the conversion of the Cooperative into an LLC will be a taxable liquidation with the following federal income tax consequences:

•                                            Although there is no legal authority directly on point, the Cooperative will recognize gain or loss as if it had sold an interest in each of its assets to each member for a price equal to its fair market value,

•                                          each member of the Cooperative will recognize gain or loss measured by the difference between the adjusted basis of the member’s capital stock and/or patronage equities in the Cooperative and the fair market value of the deemed liquidating distribution received by the member, and

•                                            each member may apply customary discounts for lack of marketability and lack of control in determining the fair market value of the liquidating distribution.

With respect to the formation of the LLC, in general, neither gain nor loss will be recognized to either the LLC or to the LLC’s members on the deemed contribution to the LLC of the assets that were deemed to have been received by the members in the liquidating distribution.

In addition, the discussion of federal income tax consequences that will arise from the ownership and disposition of LLC units insofar as it relates to matters of law and legal conclusions is accurate in all material respects.  The discussion in the Registration Statement under the heading “Federal Income Tax Consequences — Tax Status of the LLC” and continuing through “State Income Taxes” is a general description of the principal federal income tax consequences that should arise from the ownership and disposition of units insofar as it relates to matters of law and legal conclusions, which addresses material federal income tax consequences to prospective unit holders of the ownership and disposition of units.

Our opinion extends only to matters of law.  However, the tax consequences to the Cooperative and its members are highly dependent on matters of fact that are not addressed in this opinion.  In particular, the tax consequences of the conversion will depend in large part on the fair market value of the Cooperative’s net equity and the amount of the discount applied in valuing the liquidating distribution received by the members.  Both are matters of fact that are not addressed in this opinion.  If the valuation changes prior to the closing of the transaction, our opinion may need to be updated.  We also direct your attention to the discussion in the Registration Statement of various tax reporting positions that the Cooperative and the LLC intend to take that might be successfully challenged by the Internal Revenue Service to impose taxes on the Cooperative and the LLC members in excess of those estimated in the Registration Statement.  These include challenges to the fair market value of assets and the apportionment of fair market values to specific assets, which are factual issues, the character and sourcing of the resulting income and gain, the estimated deduction by the LLC with respect to inventory acquired in the conversion, and the tax characterization of the conversion itself.  We also note that the recommendation by management and the Board of Directors of the Cooperative that the members approve the conversion is essentially a business decision that is based in part on an evaluation and balancing of the tax risks involved in the conversion with the benefits that are expected to be obtained from converting to an LLC.

With limited exceptions, the discussion of taxation of the Cooperative’s members on the conversion and the consequences to the unit holders of the LLC arising from ownership and disposition of units in the LLC relate to individual citizens and residents of the United States and has limited applicability to corporations, trusts, estates or nonresident aliens.

An opinion of legal counsel represents an expression of legal counsel’s professional judgment regarding the subject matter of the opinion.  It is neither a guarantee of the indicated

result nor is an undertaking to defend the indicated result should it be challenged by the Internal Revenue Service.  Neither this opinion nor the valuation opinion referenced in the Registration Statement is in any way binding on the Internal Revenue Service or on any court of law.

We consent to the filing of this opinion as an exhibit to the Registration Statement.

Sincerely,

/s/ LINDQUIST & VENNUM p.l.l.p.